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                                                                     EXHIBIT 5.1

                     [PHILIP D. DEVLIN, ESQ. LETTERHEAD]



January 16, 1997



National Energy Group, Inc.
4925 Greenville Avenue
Suite 1400
Dallas, Texas 75206

Re: Registration Statement on Form S-3, Registration No. __________, Registering 11,449,330 Shares of Common Stock, $0.01 Par Value Per Share, of National Energy Group, Inc. (the "Registration Statement").

Ladies and Gentlemen:

As set forth in the Registration Statement filed by National Energy Group, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to the issuance of 11,449,330 shares
(the "Shares") of Common Stock, $0.01 par value per share, of the Company ("Common Stock") to various selling stockholders of the Company, certain legal matters in connection with the Shares are being passed upon for the Company by me acting as counsel for the Company. The Registration Statement has been filed under the Act with respect to the offering of the Shares, but has not yet become effective. At your request, this opinion is being furnished to the Company for filing as Exhibit 5.1 to the Registration Statement.

I have acted as counsel to the Company in connection with the registration by the Company of the proposed issuance of the Shares by the Company as set forth in the Registration Statement. In such capacity, I have examined the Certificate of Incorporation and Bylaws of the Company, each as amended, and the originals or copies which I have assumed are genuine, accurate, and complete, of corporate records of the Company, certificates of public officials, certificates of representatives of the Company, certificates of other relevant records, instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, I have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such documents examined by me.



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National Energy Group, Inc.
January 16, 1997
Page Two

Based upon my examination as aforesaid, I am of the opinion that:

1. The Company is a corporation incorporated, existing and in good standing under the laws of the State of Delaware.

2. The Shares, when issued in the offering pursuant to the Registration Statement after it has been declared effective by the Securities and Exchange Commission, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

I am a member of the State Bar of Texas, and as such, do not hold myself out as an expert on the laws of any other State. I, therefore, do not provide any opinion with respect to the laws of any other jurisdiction other than the laws of the United States of America and the State of Texas. As counsel for NEG, a Delaware corporation, I am, however, familiar with the General Corporation Law of the State of Delaware. Accordingly, the opinions set forth above are limited to the General Corporation Law of the State of Delaware and applicable federal law as in effect on the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement under the caption "Legal Matters".

Very truly yours,

/s/ PHILIP D. DEVLIN

Philip D. Devlin, Esq.

PDD:ljg